EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated October 29, 2007 accompanying i) the consolidated financial statements of Energy Transfer Partners, L.P. and subsidiaries; ii) the effectiveness of internal control over financial reporting of Energy Transfer Partners, L.P. as of August 31, 2007; iii) the consolidated balance sheet of Energy Transfer Partners GP, L.P. and subsidiaries; and iv) the consolidated balance sheet of Energy Transfer Partners, L.L.C. and subsidiaries, all included in the Annual Report of Energy Transfer Partners, L.P. on Form 10-K for the year ended August 31, 2007 which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
Dallas, Texas
December 10, 2007